Exhibit 99-1

                          (on CalAmp Corp. letterhead)

For Further Information:

AT THE COMPANY:              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                 Lasse Glassen
Chief Financial Officer      General Information
(805) 987-9000               (310) 854-8313
                             lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

               CAL AMP ANNOUNCES DIRECTOR RETIREMENT

OXNARD, Calif., September 25, 2006--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products and engineering services, announced that Thomas
L. Ringer, 75, has decided to retire from the Company's Board of Directors,
effective September 21, 2006.   Mr. Ringer had served as a director of the
Company since August 1996.

Rick Gold, Chairman of the Board, stated, "On behalf of CalAmp's Board of Directors, I want to extend our sincere appreciation to Tom for his exemplary service to the Company over the past 10 years. Tom helped guide CalAmp through a period of substantial growth, and his experience and counsel have been invaluable. We wish him well in his retirement."

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. CalAmp also provides wireless connectivity solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit CalAmp's website at www.calamp.com.